Exhibit 10.1

TUESDAY, MARCH 17, 2026

Re:Employment Terms

Dear Matt:

Structure Therapeutics USA Inc. (the “Companyˮ) is pleased to offer you employment under the terms set forth in this offer letter agreement (the “Agreementˮ). If you wish to accept employment at the Company under the terms described in this Agreement, we would like you to start no later than April 15, 2026. Your actual employment start date will be referred to herein as the “Start Dateˮ.

Position

Your position will be Chief Operating Officer and General Counsel, responsible for performing such duties as are assigned to you from time to time, reporting to Raymond Stevens, Chief Executive Officer. Your primary office location will be the Companyʼs offices in South San Francisco, California, although the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time and to require reasonable business travel. Your position will be officer level and you will be entitled to defense, indemnity and D&O insurance coverage to the same extent and at the same levels as other officers in the Company.

Compensation and Benefits

Your base salary will be paid at the rate of $560,000.00 per year, less payroll deductions and withholdings, paid on the Companyʼs normal payroll schedule. You will also be eligible to earn an annual discretionary bonus with a target payout percentage of 40% of your annual earned base salary. The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. The Company will pay you this bonus, if any, no later than March 15th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date. As part of this offer, the Company agrees that your annual discretionary bonus for 2026, if any, will not be prorated based on your Start Date.

During your employment, you will be eligible to participate in the benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. Currently, exempt employees do not accrue vacation and are not subject to any limits in how much vacation they take per year. Supervisors will approve paid vacation requests based on the employeeʼs progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. An employeeʼs ability to take vacation is not a form of additional wages for services performed, but rather evidences the Companyʼs commitment to provide exempt employees with a flexible work schedule. Since vacation is not allotted or accrued, there is no “unusedˮ vacation time to be carried over from one year to the next nor paid out upon termination. A full description of current benefits is available for your review. The Company may change compensation and benefits from time to time in its discretion.

Equity

Subject to approval by the Board of Directors (the “Boardˮ) or the Compensation Committee of Structure Therapeutics Inc. (the “Cayman Parentˮ), following your Start Date, you will be granted the following equity awards (each, an “Equity Awardˮ): (i) an option to purchase 223,776 ordinary shares (74,592 ADSs) of the Cayman Parent (the “Optionˮ), (ii) a time-based restricted share unit award in respect of 184,614 ordinary shares (61,538 ADSs) of the Cayman Parent (the “RSUsˮ), and (iii) a performance-based restricted share unit award in respect of 46,155 ordinary shares (15,385 ADSs) of the Cayman Parent(the “PSUsˮ) at target levels. Each Equity Award (including determination of the Optionʼs exercise price) will be governed by the terms and conditions of the Cayman Parentʼs 2023 Equity Incentive Plan (the “Planˮ) and the applicable award agreement thereunder.

The Option will vest over four years, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and the remaining shares vesting in 36 equal monthly installments thereafter, subject to your Continuous Service (as defined in the Plan) through each such date. The RSUs will vest over four years, with 1/4th of the shares vesting on each of the first, second, third and fourth anniversaries of the vesting commencement date, subject to your Continuous Service through each such date. The vesting commencement dates applicable to the Option and RSUs will be specified in your award agreements.

The PSUs will be allocated to three separate tranches, each of which will vest based on the achievement of the applicable milestone, as follows: (i) vesting of 25% of the PSUs will be based upon achievement of the first milestone by December 31, 2027, (ii) vesting of 25% of the PSUs will be based upon achievement of the second milestone by September 30, 2028, and (iii) vesting of 50% of the PSUs will be based upon achievement of the third milestone by June 30, 2029. For each tranche, depending on when the milestone is achieved during the performance period, the number of PSUs that vest may be between 75% to 125% of the target number of PSUs. If the milestone for a tranche is not achieved during the applicable performance period, none of the PSUs allocated to such tranche will vest. Any PSUs that become eligible to vest based on achievement of the applicable milestone will vest on the date such achievement is certified, subject to your Continuous Service through such date.

While the above provides the general terms of each Equity Award, the complete terms and conditions of each Equity Award (including how the PSUs will be treated in connection with a change in control of the Company or the termination of your service with the Company) will be set forth in the applicable award agreement. If there is any conflict between the general terms described above and the provisions of such award agreement, the award agreement will govern.

Severance

You will be eligible to participate in the Structure Therapeutics, Inc. Severance and Change in Control Plan at the Tier II levels, as amended from time to time pursuant to its terms (the “Severance Planˮ), pursuant to the terms and conditions set forth therein, and provided that the Company and you execute a Participation Agreement (as defined and set forth in the Severance Plan).

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you agree to sign and abide by the Companyʼs Employee Confidential Information and Invention Assignment Agreement and Arbitration Agreement, both of which are attached to this Agreement. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will,ˮ except where prohibited by state law. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. While the Company also may change your position, job duties, work location, and reporting structure from time to time in its discretion (subject to the terms of the Severance Plan), your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company.

As a full-time exempt salaried employee, you will be expected to work the Companyʼs normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Conditions and Complete Agreement

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check or drug test, this offer is contingent upon satisfactory clearance of such background check and/or drug test. You agree to assist as needed and to complete any documentation at the Companyʼs request to meet these conditions. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Companyʼs or the Companyʼs Board of Directorsʼ discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

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Please sign and date this letter, and the enclosed Employee Confidential Information and Invention Assignment Agreement and Arbitration Agreement, and return them to me by March 20, 2026, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Offer Letter Acceptance

I have read and accept this offer of employment:

/s/ Mattew Lang	17 Mar 2026
Matthew Lang	Date